Exhibit 3.19

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PARK COMMUNICATIONS, INC.

Under Section 805 of the

Business Corporation Law

The undersigned, being the President and Secretary of Park Communications., Inc., hereby certify that:

FIRST: The name of the corporation is Park Communications, Inc.

SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York on the 10th day of August, 1982.

THIRD: The Certificate of Incorporation is hereby amended to effect the following change: To change the name of the corporation. Article FIRST of the Certificate, which sets forth the name of the corporation is amended to read.

FIRST: The name of the corporation is

Morgen Walke Associates, Inc.

FOURTH: The amendment to the Certificate of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, this certificate has been subscribed this 1st day of September, 1982 by the undersigned who affirm that the statements made herein are true under the penalties of perjury.

/s/ Lynn Orenstein

Lynn Orenstein, President

/s/ David Walke

David Walke, Secretary